Exhibit 5.1

Globus Maritime Limited 128 Vouliagmenis Avenue, 3rd Floor 166 74 Glyfada, Greece

Our reference: 25810.50008/80746061v3

June 18, 2020

Globus Maritime Limited: Exhibit 5.1 Opinion

Ladies and Gentlemen:

We have acted as counsel to Globus Maritime Limited, a Marshall Islands corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form F-1 (the “Rule 462(b) Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act"), with respect to the registration of the issuance and sale of units (the “Units”) of the Company, each unit consisting of (i) one common share, par value $0.004 per share (each, a “Common Share”) of the Company (collectively, the “Unit Shares”) or one pre-funded warrant to purchase one Common Share at an exercise price equal to US$0.01 per Common Share (“Pre-Funded Warrants,” and the Common Shares issuable upon exercise thereof, the “Pre-Funded Warrant Shares”), and (ii) one Class A warrant to purchase one Common Share (the “Class A Warrants”, together with the Pre-Funded Warrants, the “Warrants”, and the Common Shares issuable upon exercise thereof, together with the Pre-Funded Warrant Shares, the “Warrant Shares”).

The Rule 462(b) Registration Statement incorporates by reference the contents of the Registration Statement on Form F-1 (No. 333-238119, as amended, the “Registration Statement”), including the prospectus contained therein (as amended, the “Prospectus”), which was initially filed with the Securities and Exchange Commission on May 8, 2020.

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(a)	the Rule 462(b) Registration Statement, the Registration Statement, and the Prospectus;

(b)	the form of Class A Warrant to be entered into by the Company;

(c)	the form of Pre-Funded Warrant to be entered into by the Company;

(d)	the Company’s amended and restated articles of incorporation and amended and restated bylaws (each as amended to date, together, the “Articles” and “Bylaws”); and

(e)	such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In such examination, we have assumed (a) the legal competence or capacity of persons or entities (other than the Company) to complete the execution of documents, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinions set forth herein are true, correct and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Company and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

We have assumed that the Company will, at the time of any issuance of Warrant Shares, have a sufficient number of authorized but unissued shares of common stock pursuant to its Articles to so issue the relevant number of Warrant Shares, after taking into account any shares reserved for issuance. We have also assumed that, at or prior to the time of the delivery of any of the Warrant Shares, there will not have occurred any change in the law or the facts affecting the validity of the Warrant Shares.

This opinion letter is limited to Marshall Islands law and New York law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

1.	The Units, the Unit Shares, the Warrants, and the Warrant Shares have been duly authorized by the Company.

2.	The Unit Shares, when issued after full receipt of payment therefor in accordance with the terms of the Articles and Bylaws, the Rule 462(b) Registration Statement, Registration Statement, and Prospectus, will be validly issued, fully paid, and nonassessable.

3.	Assuming each of the Warrants is issued and delivered as contemplated in the Prospectus, the relevant Warrant Shares, when issued and delivered after full receipt of payment therefor upon the exercise of such Warrants in accordance with their respective terms, will be validly issued, fully paid and non-assessable.

4.	When the Units and Warrants are issued and delivered as contemplated in the Prospectus, the Units and Warrants will constitute valid and legally binding obligations of the Company in accordance with their terms, except as the enforcement thereof (i) may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, fraudulent obligation, moratorium or other similar laws affecting generally the enforceability of creditors’ rights and remedies or the collection of debtor’s obligations from time to time in effect, and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including the application of principles of good faith, fair dealing, course of dealing, course of performance, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles, or other law relating to or affecting creditors’ rights generally and general principles of equity.

We consent to the filing of this opinion as an exhibit to the Rule 462(b) Registration Statement, the discussion of this opinion in the Rule 462(b) Registration Statement, and the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations thereunder, nor do we admit that we are experts with respect to any part of the Rule 462(b) Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP